Exhibit 5.1

Jodie M. Bourdet

+1 415 693 2054

jbourdet@cooley.com

November 6, 2017

Stitch Fix, Inc.

1 Montgomery Street, Suite 1500

San Francisco, California 94104

Ladies and Gentlemen:

We have acted as counsel to Stitch Fix, Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing by the Company of a Registration Statement (No. 333-221014) on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering an underwritten public offering (the “Offering”) of up to 11,500,000 shares of the Company’s Class A Common Stock, par value $0.00002 per share (the “Shares”), which includes (i) up to 10,500,000 Shares to be sold by the Company (including up to 1,500,000 Shares that may be sold by the Company pursuant to the exercise of an option to purchase additional Shares granted to the underwriters) (collectively, the “Company Shares”) and (ii) 1,000,000 Shares to be sold by the selling stockholders identified in such Registration Statement (the “Stockholder Shares”).

In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statement and related Prospectus, (b) the Company’s Seventh Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, as currently in effect as of the date hereof, (c) the Company’s Amended and Restated Certificate of Incorporation, filed as Exhibit 3.2 to the Registration Statement (the “Revised Certificate of Incorporation”) and the Company’s Amended and Restated Bylaws, filed as Exhibit 3.4 to the Registration Statement, each of which will be in effect upon the closing of the Offering, and (d) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below and (ii) assumed that Shares will be sold at a price and on terms authorized by the Board of Directors of the Company, or the Pricing Committee thereof, in accordance with Section 153 of the General Corporation Law of the State of Delaware.

We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

101 California Street, 5th Floor, San Francisco, CA 94111-5800 T: (415) 693-2000 F: (415) 693-2222 www.cooley.com

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Company Shares, when sold and issued as described in the Registration Statement and the related Prospectus, including the filing with the Secretary of State of the State of Delaware of the Revised Certificate of Incorporation, will be validly issued, fully paid and non-assessable and (ii) the Stockholder Shares have been validly issued and are fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ Jodie M. Bourdet
Jodie M. Bourdet

101 California Street, 5th Floor, San Francisco, CA 94111-5800 T: (415) 693-2000 F: (415) 693-2222 www.cooley.com